Exhibit 99.1

Landsea Homes Reports Second Quarter 2022 Results
Second Quarter 2022 Highlights

•Expanded home sales revenue by 46.4% to $351 million
•Second quarter net income of $14.9 million, $0.34 per diluted share
•Total homes delivered increased 35% to 572 homes
•Increased backlog by 31.2% to 1,571 homes for a total of $902.1 million
•Home sales gross margin increased to 21.3%
•Repurchased 5.1 million shares at an average price of $7.06 per share

Newport Beach, Calif. – August 4, 2022 – Landsea Homes Corporation (Nasdaq: LSEA) (“Landsea Homes” or the “Company”), a publicly traded homebuilder, reported financial results for the second quarter ended June 30, 2022. For the quarter, the Company reported pretax net income of $23.2 million, and net income of $14.9 million, or $0.34 per share. Prior year reported pretax net income was $14.9 million with net income of $10.7 million, or $0.23 per share. Reported adjusted net income was $30.8 million or $0.71 per share. For the prior year period adjusted net income was $17.1 million, or $0.38 per share.

Management Commentary

“Landsea Homes continued to deliver on its goals of targeted market share expansion and profit growth in the second quarter of 2022,” said John Ho, Chief Executive Officer of Landsea Homes. “New home deliveries increased 35% year-over-year and average selling prices rose 9%, resulting in top line growth of 46% for the quarter. Our home sales gross margin expanded 430 basis-points year-over-year to 21.3% on a GAAP basis, or 560 basis points to 29.1% on a fully adjusted basis, reflecting the strong price appreciation we’ve experienced at our communities over the past several quarters.”

Mr. Ho continued, “Net new orders for the quarter grew 63% compared to last year, largely driven by a significant increase in active selling communities. Sales absorptions averaged 3.3 homes per community per month for the quarter, though we did experience a slowdown in order activity as the quarter progressed, as the combination of higher mortgage rates and lower consumer confidence began to take a toll on affordability and buyer psychology. We have adjusted our sales efforts to reflect the change in buyer sentiment and believe we are well positioned to navigate this more challenging sales environment thanks to our market positioning and the appeal of our High Performance Homes.”

Mr. Ho concluded, “Landsea Homes ended the second quarter with a backlog of over $900 million, which we believe puts us in a great position to continue to deliver strong operational profitability. Additionally, during the quarter we were able to return $36.2 million to our shareholders through purchasing 5.1 million shares of our stock. At quarter end, we had $10 million remaining on our share repurchase program authorization. Finally, our low leverage, ample liquidity and land light strategy give us the flexibility to operate from a position of strength during this period of uncertainty in the market.”

Operating Results

Total revenue increased 47.3% to $368.7 million compared to $250.3 million in the second quarter of 2021 primarily driven by increases in average sales price across our divisions and the addition of our Florida and New York operations.

Total homes delivered increased 35% to 572 homes at an average sales price of $613,000 compared to 425 homes delivered at an average sales price of $564,000 in the second quarter of 2021. The increase in deliveries was primarily due to the acquisition of Hanover Family Builders (“Hanover”) in the first quarter of 2022.

Net new home orders were 538 homes with a dollar value of $322.5 million, an average sales price of $599,000 and a monthly absorption rate of 3.3 sales per active community. This compares to 330 homes with a dollar value of $207.3 million, an average sales price of $628,000 and a monthly absorption rate of 3.5 sales per active community in the prior year period. The increase in new home orders was due to the Hanover acquisition in the first quarter of 2022.

Total homes in backlog increased 31% to 1,571 homes with a dollar value of $902.1 million and an average sales price of $574,000 at June 30, 2022. This compares to 1,197 homes with a dollar value of $630.2 million and an average sales price of $526,000 at June 30, 2021. The increase in units and value is due to acquired inventory from our recent homebuilder acquisition. Average sales price of backlog increased, primarily because of continued strong demand across our divisions, coupled with the addition of the Hanover operations and the higher priced luxury units sold in the New York segment.

Total lots owned or controlled at June 30, 2022, increased 52% to 13,017 compared to 8,556 at June 30, 2021, primarily due to the acquisition of Hanover and additional lots under control in Texas. Additionally, we have accelerated our asset-light strategy and now control 63% of our lots and own 37%.

Home sales gross margin increased to 21.3% from 17.0% in the prior year period. Adjusted home sales gross margin (a non-GAAP measure) increased to 29.1% compared to 23.5% in the prior year period. The lift was primarily due to price appreciation and an increase in gross margins within our California and Arizona segments.

Net income attributable to Landsea Homes increased to $14.9 million compared to $10.7 million in the prior year period. Adjusted net income attributable to Landsea Homes (a non-GAAP measure) increased to $30.8 million compared to $17.1 million in the prior year period. Net income per share on a fully diluted basis increased to $0.34 compared to $0.23 in the second quarter of 2021. Adjusted net income per share (a non-GAAP measure) on a fully diluted basis increased to $0.71 compared to $0.38 in the second quarter of 2021.

Adjusted EBITDA (a non-GAAP measure) increased to $56.6 million compared to $32.6 million in the prior year period.

Balance Sheet

As of June 30, 2022, the Company had total liquidity of $215.1 million consisting of cash and cash equivalents and cash held in escrow of $104.4 million and $110.7 million in availability under the Company’s $655 million unsecured revolving credit facility. Total debt was $534.6 million compared to $461.1 million at December 31, 2021.

Landsea Homes’ ratio of debt to capital was 44.6% at June 30, 2022 and the Company’s net debt to net book capitalization (a non-GAAP measure) was 39.3% at June 30, 2022.

2022 Outlook

Third quarter 2022
•New home deliveries anticipated to be in a range of 575 to 630
•Delivery ASPs expected to be in a range of $550,000 to $575,000

Full Year 2022
•New home deliveries anticipated to be in a range of 2,500 to 2,700
•Delivery ASPs expected to be in a range of $525,000 to $550,000
•Home sales gross margin to be in a range of 20% to 22% on a GAAP basis, or 24% to 26% on an adjusted basis.

Conference Call

The Company will hold a conference call today at 7:00 a.m. Pacific Time (10:00 a.m. Eastern time) to discuss its second quarter 2022 results.

•Toll-free dial-in number: 1-844-825-9789
•International dial-in number: 1-412-317-5180
•Conference ID: 10168925

The conference call will be broadcast live and available for replay here and via the Investors section of the Landsea Homes website at https://ir.landseahomes.com/.

A replay of the conference call will be available after 1:00 p.m. Eastern time on the same day through the same time on August 18, 2022.

Replay Details:

•Toll-free replay number: 1-844-512-2921
•International replay number: 1-412-317-6671
•Replay ID: 10168925

About Landsea Homes

Landsea Homes Corporation (Nasdaq: LSEA) is a publicly traded residential homebuilder based in Newport Beach, CA that designs and builds best-in-class homes and sustainable master-planned communities in some of the nation's most desirable markets. The company has developed homes and communities in New York, Boston, New Jersey, Arizona, Florida, Texas and throughout California in Silicon Valley, Los Angeles and Orange County.

An award-winning homebuilder that builds suburban, single-family detached and attached homes, mid-and high-rise properties, and master-planned communities, Landsea Homes is known for creating inspired places that reflect modern living and provides homebuyers the opportunity to "Live in Your Element." Our homes allow people to live where they want to live, how they want to live – in a home created especially for them.

Driven by a pioneering commitment to sustainability, Landsea Homes' High Performance Homes are responsibly designed to take advantage of the latest innovations with home automation technology supported by Apple®. Homes include features that make life easier and provide energy savings that allow for more comfortable living at a lower cost through sustainability features that contribute to healthier living for both homeowners and the planet.

Led by a veteran team of industry professionals who boast years of worldwide experience and deep local expertise, Landsea Homes is committed to positively enhancing the lives of our homebuyers, employees and stakeholders by creating an unparalleled lifestyle experience that is unmatched.

For more information on Landsea Homes, visit: www.landseahomes.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, our expectations for future financial performance, business strategies or expectations for our business, including as they relate to anticipated effects of the business combination with LF Capital Acquisition Corporation on January 7, 2021 (the “Business Combination”). These statements constitute projections, forecasts, and forward-looking statements, and are not guarantees of performance. Landsea Homes cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Words such as “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target,” “look” or similar expressions may identify forward-

looking statements. Specifically, forward-looking statements may include statements relating to:

•the benefits of the Business Combination and the acquisitions of Vintage Estate and Hanover (the “Acquisitions”);
•the future financial performance of the Company;
•changes in the market for Landsea Homes’ products and services; and
•other expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this press release and our management’s current expectations, forecasts, and assumptions, and involve a number of judgments, risks and uncertainties that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

These risks and uncertainties include, but not are limited to, the risk factors described by Landsea Homes in its filings with the Securities and Exchange Commission (“SEC”). These risk factors and those identified elsewhere in this press release, among others, could cause actual results to differ materially from historical performance and include, but are not limited to:

•the ability to recognize the anticipated benefits of the Acquisitions, which may be affected by, among other things, competition, the ability to integrate the combined businesses and the acquired business, and the ability of the combined business and the acquired business to grow and manage growth profitably;
•costs related to continuing as a public company;
•the ability to maintain the listing of Landsea Homes’ securities on Nasdaq;
•the outcome of any legal proceedings that may be instituted against the Company;
•changes in applicable laws or regulations;
•the inability to launch new Landsea Homes products or services or to profitably expand into new markets;
•the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors;
•risks and uncertainties relating to the material weaknesses in our internal controls over financial reporting;
•the possibility that additional information may arise that would require us to make further adjustments or revisions to our historical financial statements, report additional material weaknesses or delay the filing of our current financial statements; and
•other risks and uncertainties indicated in Landsea Homes’ SEC reports or documents filed or to be filed with the SEC by Landsea Homes.

Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and you should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

###

Investor Relations Contact:
Drew Mackintosh
Mackintosh Investor Relations, LLC
drew@mackintoshir.com
(310) 924-9036

Media Contact:
Annie Noebel
Cornerstone Communications
anoebel@cornerstonecomms.com
(949) 449-2527

Landsea Homes Corporation
Consolidated Balance Sheets - Unaudited

	June 30, 2022	December 31, 2021
	(dollars in thousands)
Assets
Cash and cash equivalents	$99,681	$342,810
Cash held in escrow	4,674	4,079
Restricted cash	—	443
Real estate inventories	1,134,776	844,792
Due from affiliates	4,880	4,465
Investment in and advances to unconsolidated joint ventures	—	470
Goodwill	68,639	24,457
Other assets	81,434	43,998
Total assets	$1,394,084	$1,265,514

Liabilities
Accounts payable	$85,452	$73,734
Accrued expenses and other liabilities	106,513	97,724
Due to affiliates	2,357	2,357
Warrant liability	—	9,185
Notes and other debts payable, net	534,626	461,117
Total liabilities	728,948	644,117

Commitments and contingencies

Equity
Stockholders' equity:
Preferred stock, $0.0001 par value, 50,000,000 shares authorized, none issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized, 42,086,330 issued and 40,925,579 outstanding as of June 30, 2022, 46,281,091 issued and outstanding as of December 31, 2021	4	5
Additional paid-in capital	496,170	535,345
Retained earnings	112,797	84,797
Total stockholders' equity	608,971	620,147
Noncontrolling interests	56,165	1,250
Total equity	665,136	621,397
Total liabilities and equity	$1,394,084	$1,265,514

Landsea Homes Corporation
Consolidated Statements of Operations - Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(dollars in thousands, except per share amounts)
Revenue
Home sales	$350,807	$239,600	$648,773	$394,365
Lot sales and other	17,872	10,674	36,133	16,328
Total revenues	368,679	250,274	684,906	410,693

Cost of sales
Home sales	276,156	198,987	511,858	335,828
Lot sales and other	14,438	8,730	29,809	13,510
Total cost of sales	290,594	207,717	541,667	349,338

Gross margin
Home sales	74,651	40,613	136,915	58,537
Lot sales and other	3,434	1,944	6,324	2,818
Total gross margin	78,085	42,557	143,239	61,355

Sales and marketing expenses	24,155	12,650	43,303	22,581
General and administrative expenses	27,037	13,935	49,623	28,921
Total operating expenses	51,192	26,585	92,926	51,502

Income from operations	26,893	15,972	50,313	9,853

Other (expense) income, net	(1,977)	3,594	(1,713)	3,533
Equity in net income of unconsolidated joint ventures	70	667	69	646
Loss on remeasurement of warrant liability	(1,760)	(5,335)	(7,315)	(10,285)
Pretax income	23,226	14,898	41,354	3,747

Provision for income taxes	8,372	4,248	13,439	183

Net income	14,854	10,650	27,915	3,564
Net loss attributable to noncontrolling interests	(81)	(14)	(85)	(26)
Net income attributable to Landsea Homes Corporation	$14,935	$10,664	$28,000	$3,590

Income per share:
Basic	$0.34	$0.23	$0.62	$0.08
Diluted	$0.34	$0.23	$0.62	$0.08

Weighted average common shares outstanding:
Basic	43,081,762	45,281,091	44,208,307	44,833,600
Diluted	43,200,467	45,281,091	44,383,407	44,837,454

Home Deliveries and Home Sales Revenue

	Three Months Ended June 30,
	2022			2021			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	154	$69,176	$449	207	$69,672	$337	(26)%	(1)%	33%
California	133	107,687	810	144	141,541	983	(8)%	(24)%	(18)%
Florida	252	109,084	433	71	25,100	354	255%	335%	22%
Metro New York	28	59,926	2,140	—	—	—	N/A	N/A	N/A
Texas	5	4,934	987	3	3,287	1,096	67%	50%	(10)%
Total	572	$350,807	$613	425	$239,600	$564	35%	46%	9%

	Six Months Ended June 30,
	2022			2021			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	297	$131,191	$442	389	$129,344	$333	(24)%	1%	33%
California	261	223,239	855	263	236,634	900	(1)%	(6)%	(5)%
Florida	523	215,625	412	71	25,100	354	637%	759%	16%
Metro New York	32	67,626	2,113	—	—	N/A	N/A	N/A	N/A
Texas	11	11,092	1,008	3	3,287	1,096	267%	237%	(8)%
Total	1,124	$648,773	$577	726	$394,365	$543	55%	65%	6%
Net New Home Orders, Dollar Value of Orders, and Monthly Absorption Rates

	Three Months Ended June 30,
	2022				2021				% Change
	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate
	(dollars in thousands)
Arizona	133	$64,962	$488	3.4	150	$60,267	$402	4.3	(11)%	8%	21%	(21)%
California	115	112,070	975	3.5	137	120,151	877	4.2	(16)%	(7)%	11%	(17)%
Florida(1)	287	139,692	487	3.6	47	21,687	461	2.2	511%	544%	6%	64%
Metro New York(2)	—	2,874	N/A	—	5	13,298	2,660	2.4	(100)%	(78)%	N/A	(100)%
Texas(1)	3	2,914	971	0.5	(9)	(8,071)	897	(4.5)	(133)%	(136)%	8%	(111)%
Total	538	322,512	$599	3.3	330	207,332	$628	3.5	63%	56%	(5)%	(6)%
(1)    Monthly absorption rates for Florida and Texas in 2021 are based on two months, for the time subsequent to the acquisition of Vintage Estate Homes in May 2021.

	Six Months Ended June 30,
	2022				2021				% Change
	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate
	(dollars in thousands)
Arizona	272	$139,023	$511	3.9	433	$165,985	$383	5.4	(37)%	(16)%	33%	(28)%
California	289	274,245	949	4.3	280	272,537	973	4.1	3%	1%	(2%)	5%
Florida(1)	594	279,056	470	3.6	47	21,687	461	2.2	1,164%	1,187%	2%	64%
Metro New York	13	37,190	2,861	2.2	5	13,298	2,660	2.8	160%	180%	8%	(21)%
Texas(1)	7	7,096	1,014	0.5	(9)	(8,071)	897	(4.5)	(178)%	(188)%	13%	(111)%
Total	1,175	$736,610	$627	3.6	756	$465,436	$616	4.3	55%	58%	2%	(16)%
(1)    Monthly absorption rates for Florida and Texas in 2021 are based on two months, for the time subsequent to the acquisition of Vintage Estate Homes in May 2021.
Average Selling Communities

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% Change	2022	2021	% Change
Arizona	13.0	11.7	11%	11.5	13.3	(14)%
California	11.0	11.0	—%	11.3	11.5	(2)%
Florida(1)	26.7	10.5	154%	27.7	10.5	164%
Metro New York	1.0	0.7	43%	1.0	0.3	233%
Texas(1)	2.0	1.0	100%	2.5	1.0	150%
Total	53.7	31.0	73%	54.0	29.0	86%
(1)    Average selling communities calculations for Florida and Texas in 2021 are based on two months, for the time subsequent to the acquisition of Vintage Estate Homes in May 2021.
Backlog

	June 30, 2022			June 30, 2021			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	397	$189,064	$476	552	$209,573	$380	(28)%	(10)%	25%
California	284	277,382	977	259	252,314	974	10%	10%	—%
Florida(1)	876	407,066	465	353	135,070	383	148%	201%	21%
Metro New York	6	20,251	3,375	5	13,298	2,660	20%	52%	27%
Texas	8	8,352	1,044	28	19,960	713	(71)%	(58)%	46%
Total	1,571	$902,115	$574	1,197	$630,215	$526	31%	43%	9%
(1)    Backlog acquired in Florida at the date of the Hanover acquisition was 522 homes with a value of $228,097 thousand.
Lots Owned or Controlled

	June 30, 2022			June 30, 2021
	Lots Owned	Lots Controlled	Total	Lots Owned	Lots Controlled	Total	% Change
Arizona	2,362	2,285	4,647	3,425	1,167	4,592	1%
California	684	2,078	2,762	1,053	1,210	2,263	22%
Florida	1,690	2,954	4,644	685	902	1,587	N/A
Metro New York	18	—	18	50	—	50	(64)%
Texas	28	918	946	57	7	64	N/A
Total	4,782	8,235	13,017	5,270	3,286	8,556	52%

Home Sales Gross Margins

Home sales gross margin measures the price achieved on delivered homes compared to the costs needed to build the home. In the following table, we calculate gross margins adjusting for interest in cost of sales, inventory impairments (if applicable), and purchase price accounting for acquired work in process inventory (if applicable). This non-GAAP financial measure should not be used as a substitute for the Company's operating results in accordance with GAAP. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. We believe this non-GAAP measure is meaningful because it provides insight into the impact that financing arrangements and acquisitions have on our homebuilding gross margin and allows for comparability of our gross margins to competitors that present similar information.

	Three Months Ended June 30,
	2022	%	2021	%
	(dollars in thousands)
Home sales revenue	$350,807	100.0%	$239,600	100.0%
Cost of home sales	276,156	78.7%	198,987	83.0%
Home sales gross margin	74,651	21.3%	40,613	17.0%
Add: Interest in cost of home sales	14,704	4.2%	11,276	4.7%
Add: Inventory impairments	—	—%	—	—%
Adjusted home sales gross margin excluding interest and inventory impairments	89,355	25.5%	51,889	21.7%
Add: Purchase price accounting for acquired inventory	12,812	3.7%	4,328	1.8%
Adjusted home sales gross margin excluding interest, inventory impairments, and purchase price accounting for acquired inventory	$102,167	29.1%	$56,217	23.5%

	Six Months Ended June 30,
	2022	%	2021	%
	(dollars in thousands)
Home sales revenue	$648,773	100.0%	$394,365	100.0%
Cost of home sales	511,858	78.9%	335,828	85.2%
Home sales gross margin	136,915	21.1%	58,537	14.8%
Add: Interest in cost of home sales	21,086	3.3%	18,289	4.6%
Add: Inventory impairments	—	—%	—	—%
Adjusted home sales gross margin excluding interest and inventory impairments	158,001	24.4%	76,826	19.5%
Add: Purchase price accounting for acquired inventory	30,550	4.7%	7,129	1.8%
Adjusted home sales gross margin excluding interest, inventory impairments, and purchase price accounting for acquired inventory	$188,551	29.1%	$83,955	21.3%

EBITDA and Adjusted EBITDA

The following table presents EBITDA and Adjusted EBITDA for the three and six months ended June 30, 2022 and 2021. Adjusted EBITDA is a non-GAAP financial measure used by management in evaluating operating performance. We define Adjusted EBITDA as net income before (i) income tax expense (benefit), (ii) interest expenses, (iii) depreciation and amortization, (iv) inventory impairments, (v) purchase accounting adjustments for acquired work in process inventory related to business combinations, (vi) loss (gain) on debt extinguishment or forgiveness, (vii) transaction costs related to the Merger and business combinations, (viii) the impact of income or loss allocations from our unconsolidated joint ventures, and (ix) loss on remeasurement of warrant liability. We believe Adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest, effective tax rates, levels of depreciation and amortization, and items considered to be non-recurring. The economic activity related to our unconsolidated joint ventures is not core to our operations and is the reason we have excluded those amounts. Accordingly, we believe this measure is useful for comparing our core operating performance from period to period. Our presentation of Adjusted EBITDA should not be considered as an indication that our future results will be unaffected by unusual or non-recurring items.

	Three Months Ended June 30,
	2022	2021
	(dollars in thousands)
Net income	$14,854	$10,650
Provision for income taxes	8,372	4,248
Interest in cost of sales	14,737	11,299
Interest relieved to equity in net income of unconsolidated joint ventures	35	422
Interest expense	—	10
Depreciation and amortization expense	1,440	1,039
EBITDA	39,438	27,668
Purchase price accounting in cost of home sales	12,812	4,328
Transaction costs	257	637
Equity in net income of unconsolidated joint ventures, excluding interest relieved	(105)	(1,089)
Loss (gain) on debt extinguishment or forgiveness	2,476	(4,266)
Loss on remeasurement of warrant liability	1,760	5,335
Adjusted EBITDA	$56,638	$32,613

	Six Months Ended June 30,
	2022	2021
	(dollars in thousands)
Net income	$27,915	$3,564
Provision for income taxes	13,439	183
Interest in cost of sales	21,126	18,366
Interest relieved to equity in net income of unconsolidated joint ventures	70	775
Interest expense	—	21
Depreciation and amortization expense	3,063	1,953
EBITDA	65,613	24,862
Purchase price accounting in cost of home sales	30,550	7,129
Transaction costs	1,205	4,164
Equity in net income of unconsolidated joint ventures, excluding interest relieved	(139)	(1,421)
Loss (gain) on debt extinguishment or forgiveness	2,496	(4,266)
Loss on remeasurement of warrant liability	7,315	10,285
Adjusted EBITDA	$107,040	$40,753

Adjusted Net Income

Adjusted Net Income to Landsea Homes is a non-GAAP financial measure that we believe is useful to management, investors and other users of our financial information in evaluating our operating results and understanding our operating results without the effect of certain expenses that were historically pushed down by our parent company and other non-recurring items. We believe excluding these items provides a more comparable assessment of our financial results from period to period. Adjusted Net Income to Landsea Homes is calculated by excluding the effects of related party interest that was pushed down by our parent company, purchase accounting adjustments for acquired work in process inventory related to business combinations, the impact from our unconsolidated joint ventures, loss (gain) on debt extinguishment or forgiveness, and loss on remeasurement of warrant liability, merger related transaction costs, and tax-effected using a blended statutory tax rate. The economic activity related to our unconsolidated joint ventures is not core to our operations and is the reason we have excluded those amounts. We also adjust for the expense of related party interest pushed down from our parent company as we have no obligation to repay the debt and related interest.

	Three Months Ended June 30,
	2022	2021
	(dollars in thousands, except share and per share amounts)
Net income attributable to Landsea Homes Corporation	$14,935	$10,664

Previously capitalized related party interest included in cost of sales	1,600	4,340
Equity in net income of unconsolidated joint ventures	(70)	(667)
Purchase price accounting for acquired inventory	12,812	4,328
Loss (gain) on debt extinguishment or forgiveness	2,476	(4,266)
Loss on remeasurement of warrant liability	1,760	5,335
Total adjustments	18,578	9,070
Tax-effected adjustments (1)	16,566	6,870

Adjusted net income attributable to Landsea Homes Corporation	$31,501	$17,534

Net income attributable to Landsea Homes Corporation	$14,935	$10,664
Less: undistributed earnings allocated to participating shares	(339)	(236)
Net income attributable to common stockholders	$14,596	$10,428

Adjusted net income attributable to Landsea Homes Corporation	$31,501	$17,534
Less: adjusted undistributed earnings allocated to participating shares	(715)	(387)
Adjusted net income attributable to common stockholders	$30,786	$17,147

Earnings per share
Basic	$0.34	$0.23
Diluted	$0.34	$0.23

Adjusted earnings per share
Basic	$0.71	$0.38
Diluted	$0.71	$0.38

Weighted average common shares outstanding used in EPS - basic	43,081,762	45,281,091
Weighted average common shares outstanding used in EPS - diluted	43,200,467	45,281,091
(1)    Our tax-effected adjustments are based on our federal rate and a blended state rate adjusted for certain discrete items..

	Six Months Ended June 30,
	2022	2021
	(dollars in thousands, except share and per share amounts)
Net income attributable to Landsea Homes Corporation	$28,000	$3,590

Previously capitalized related party interest included in cost of sales	3,117	7,242
Equity in net income of unconsolidated joint ventures	(69)	(646)
Purchase price accounting for acquired inventory	30,550	7,129
Merger related transaction costs	—	2,656
Loss (gain) on debt extinguishment or forgiveness	2,496	(4,266)
Loss on remeasurement of warrant liability	7,315	10,285
Total adjustments	43,409	22,400
Tax-effected adjustments (1)	36,272	17,895

Adjusted net income attributable to Landsea Homes Corporation	$64,272	$21,485

Net income attributable to Landsea Homes Corporation	$28,000	$3,590
Less: undistributed earnings allocated to participating shares	(619)	(78)
Net income attributable to common stockholders	$27,381	$3,512

Adjusted net income attributable to Landsea Homes Corporation	$64,272	$21,485
Less: adjusted undistributed earnings allocated to participating shares	(1,420)	(464)
Adjusted net income attributable to common stockholders	$62,852	$21,021

Earnings per share
Basic	$0.62	$0.08
Diluted	$0.62	$0.08

Adjusted earnings per share
Basic	$1.42	$0.47
Diluted	$1.42	$0.47

Weighted shares outstanding
Weighted average common shares outstanding used in EPS - basic	44,208,307	44,833,600
Weighted average common shares outstanding used in EPS - diluted	44,383,407	44,837,454
(1)    Our tax-effected adjustments are based on our federal rate and a blended state rate adjusted for certain discrete items..

Net Debt to Net Capital

The following table presents the ratio of debt to capital as well as the ratio of net debt to net capital which is a non-GAAP financial measure. The ratio of debt to capital is computed as the quotient obtained by dividing total debt, net of issuance costs, by total capital (sum of total debt, net of issuance costs, plus total equity).

The non-GAAP ratio of net debt to net capital is computed as the quotient obtained by dividing net debt (which is total debt, net of issuance costs, less cash, cash equivalents, and restricted cash as well as cash held in escrow to the extent necessary to reduce the debt balance to zero) by net capital (sum of net debt plus total equity). The most comparable GAAP financial measure is the ratio of debt to capital. We believe the ratio of net debt to net capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our debt, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt to capital does not take into account our liquidity and we believe that the ratio of net debt to net capital provides supplemental information by which our financial position may be considered.

See table below reconciling this non-GAAP measure to the ratio of debt to capital.

	June 30, 2022	December 31, 2021
	(dollars in thousands)
Total notes and other debts payable, net	$534,626	$461,117
Total equity	665,136	621,397
Total capital	$1,199,762	$1,082,514
Ratio of debt to capital	44.6%	42.6%

Total notes and other debts payable, net	$534,626	$461,117
Less: cash, cash equivalents, and restricted cash	99,681	343,253
Less: cash held in escrow	4,674	4,079
Net debt	430,271	113,785
Total equity	665,136	621,397
Net capital	$1,095,407	$735,182
Ratio of net debt to net capital	39.3%	15.5%